Exhibit D

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is made as of April 28, 2022, by and among, Mr. Yi Wang, Mr. Zheren Hu, Mr. Hui Lin (collectively, the “Founders”) and PCIL IV Limited (the “Sponsor”). The parties hereto are hereinafter together referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, on August 4, 2021, the Parties entered into a consortium agreement (the “Consortium Agreement”), pursuant to which the Parties agreed to cooperate in connection with the proposed privatization of LAIX Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”);

WHEREAS, pursuant to Section 5.2 of the Consortium Agreement, the Consortium Agreement shall terminate upon a written agreement among the Parties to terminate the Consortium Agreement; and

WHEREAS, the Parties, being all parties to the Consortium Agreement, desire to terminate the Consortium Agreement and to be bound by the provisions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Consortium Agreement.

2.

Termination of Consortium Agreement. The Parties hereby agree that the Consortium Agreement is hereby terminated effective immediately as of the date hereof in its entirety, are null and void, and shall be of no further force or effect whatsoever with no liability on the part of any Party to this Agreement, except that Article 3 and Section 6.2 of the Consortium Agreement shall continue to bind the Parties pursuant to the terms thereof.

3.	Mutual Release; Covenant Not to Sue.

(a)

Each Party does hereby knowingly, voluntarily, unconditionally and irrevocably waive, fully and finally release, acquit, forever discharge and hold harmless, each other Party and any of their respective former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, shareholders, employees, subsidiaries, Affiliates and officers, directors, members, managers and employees of Affiliates, principals, and any heirs, executors, administrators, successors or assigns of any said person or entity (the “Related Parties”), from any and all past, present, direct, indirect, and derivative liabilities, actions, causes of action, cases, claims, suits, debts, dues, sums of money, attorney’s fees, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, harms, damages, judgments, remedies, extents, executions, demands, liens and damages of every kind and nature, in law, in tort, in equity, deriving from the application of any statute, rule, or regulation, or otherwise, asserted or that could have been asserted, under applicable laws, known or unknown, actual or potential, existing or future, fixed or contingent, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, whether or not concealed or hidden, at any time in the past until and including the date hereof, that in any way arise from or out of, are based upon, or are in connection with or relate to (i) the Consortium Agreement and (ii) any breach, non-performance, action or failure to act under the Consortium Agreement (collectively, the “Released Claims”).

(b)

Each Party hereby covenants to each other Party and their respective Related Parties not to, with respect to any Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its Related Parties or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any other Party and/or its Related Parties relating to any Released Claim. The covenants contained in this Section 3 shall survive this Agreement indefinitely regardless of any statute of limitations.

(c)

Each Party acknowledges and agrees that the terms of the foregoing release are understood and voluntarily accepted by them without duress or coercion, economic or otherwise, and that each party has obtained sufficient information to intelligently exercise their own judgment regarding the terms of the foregoing release before executing this Agreement.

4.

Further Assurance. Each Party undertakes with the other Parties to do all things reasonably within its power which are required or appropriate to give full effect to the spirit and intent of this Agreement.

5.

Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law, and any such invalid or unenforceable provision(s) shall be deemed severable.

6.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Hong Kong.

7.

Dispute Resolution. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including a dispute regarding the existence, validity, formation, effect, interpretation, performance, breach or termination of this Agreement, and including any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally settled by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted (the “HKIAC Rules”). The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three (3), whose appointment shall be made in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be conducted in English. The award of the arbitration tribunal shall be final and conclusive and binding upon the Parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction of the award or having jurisdiction over the relevant party or any of its assets.

8.

Specific Performance. Each Party acknowledges and agrees that the other Party would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, notwithstanding Section 7, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

9.

Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the Parties with respect to the subject matter contained herein.

10.

No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so shall be void, except for assignments and transfers by operation of any Laws. Subject to the preceding sentence and Section 11 hereof, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

11.

Third Party Beneficiaries. Each Party acknowledges and agrees that each Party’s Related Parties are express third party beneficiaries of the releases of such Related Parties and covenants not to sue such Related Parties contained in Section 3 of this Agreement and are entitled to enforce rights under such section to the same extent that such Related Parties could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Agreement.

12.

Amendments; Waiver. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.	Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the date first above written.

Yi Wang

/s/ Yi Wang

Zheren Hu

/s/ Zheren Hu

Hui Lin

/s/ Hui Lin

[Signature Page to Termination Agreement]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the date first above written.

PCIL IV Limited

By:	/s/ Ena Leung
Name: Ena Leung
Title: Director

[Signature Page to Termination Agreement]